Exhibit 99.1

News from International Stem Cell

This newsletter is intended to update our International Stem Cell (“ISC”) stockholders and friends to our current progress and future plans.

ISC is making what we think is excellent progress in bringing the extraordinary possibilities of parthenogenetic stem cells into clinical applications and building ISC’s future value by strengthening each of the three elements of our business strategy.  However because of the technical nature of the industry, a basic review of parthenogenetic stem cells is probably in order.

Parthenogenetic Stem Cells:
•	uniquely avoid immune rejection in large segments of the world’s population,
•	have the potential to become any cell in the human body,
•	can be created and expanded efficiently for economic production that opens the door for lowering health care costs, and
•	are created from unfertilized human eggs, lowering ethical objections and expanding the acceptance for research and clinical use.

Our model for using our parthenogenetic cells to bring the benefits of stem cell therapy to patients throughout the world has two key elements.

Element One: Use collaborations to increase our probability of success.  ISC will place our parthenogenetic stem cells into emerging clinical trials and collaborative research across the world. The goal of such collaborations is to multiply the number of clinical trials in which we can participate, accelerate our pace toward finding cures, and minimize our costs of bringing therapies to market. In so doing, we also build our intellectual property capital by retaining all critical rights to commercialize the resulting products.

Although collaborative efforts allow our cells to be used for any disease for which cellular implants promise a cure, our initial focus is on four disease targets: blinding diseases (such as macular degeneration and corneal blindness), liver disease, diabetes, and nerve diseases such as Parkinson’s.

Progress in Blinding Diseases:
1. The Retina.     Through collaboration with Dr. Hans Keirstead at the University of California at Irvine (UCI), retinal pigment epithelial cells have been derived in the laboratories of both UCI and ISC.  Pre-clinical trials for treating macular degeneration are scheduled in 2008 and phase one human trials in 2009.

2. The Cornea.     ISC has perfected and patented a process of creating multi-layered living human corneal tissue using parthenogenetic stem cells.  Over thirty “corneal constructs” are in currently in culture.  Studies are underway by pathologists and corneal experts to characterize these corneal constructs for eventual clinical use.  These constructs are also being studied as toxicology models for use by chemical and consumer products companies for eye damage and eye irritation testing as alternatives to the living animal models used today.

In addition, Paul H. Chen, MD, is working with ISC’s corneal cells derived from parthenogenetic stem cells to design and conduct clinical trials to accelerate corneal healing after laser vision correction PRK, using techniques that may be safer and more effective than LASIK.

Progress in Liver Disease:
1. Creating Liver Cells from Parthenotes.    Parthenogenetic stem cells have been differentiated into endoderm tissue and liver-like cells in ISC’s Oceanside research laboratory.  This represents the first step towards creating liver cells and cells for the treatment of diabetes and will be part of the collaboration with Dr. Willingbring (see below).  The data and results are being consolidated for future publication.

2.  Treating Liver Disease with the Cells.     Holgar Willingbring, MD, PhD at the University of California San Francisco, and a leading expert in the use of stem cells to treat liver disease, is using ISC’s parthenogenetic stem cells in a mouse model of human liver disease.  These tests, if successful, will represent a major breakthrough in the field of stem cell research and generate proof of the principle that liver cells grown in the laboratory from human stem cells can cure liver disease.  It will be the first major step toward human clinical trials.

Progress in Diabetes:
Pancreatic Islet Cells are in the same “branch” of the developmental tree as liver cells, so all the work we are doing in liver cells also has applicability to the creation of Islet Cells to treat diabetes.  In addition, we are currently negotiating the terms of a collaborative research program with a private company that is one of the world leaders in differentiating stem cells into islet cells for diabetes, a relationship that we expect to accelerate our own progress toward this goal.

Progress in Nerve Diseases:
Parthenogenetic stem cells are being changed into cell types useful for the treatment of brain and nerve diseases such as Parkinson’s by leading stem cell expert Dr. Albrecht Müller at the Institute for Medical Research and Cell Biology, University of Würzburg Germany. ISC has entered into an agreement with the University to use our cells in their work.

Element Two: create a “Cell Bank” of parthenogenetic stem cells containing specific lines that, as a group, constitute a resource from which doctors may “prescribe” therapeutic cells that avoid immune rejection by a majority of the world’s population.

Progress.     ISC has already created a parthenogenetic stem cell line with the most common immune-type found in the United States population.

ISC is currently working on deriving parthenogenetic stem cell lines that cover the second and third most common immune-types found in the United States population.  These immune types are also common world-wide.

The stem cell lines mentioned above are not contaminated with non-human cells.

In May 2008, Jeffrey Janus, ISC’s president, presented to the FDA’s Stem Cell Working Groups ISC’s findings and opinions regarding the derivation of and advantages of parthenogenetic stem cells and the need to create such a Cell Bank.

Revenue Generation.  Unlike most companies in the development phase of human therapies, ISC is developing an ongoing source of revenue that we believe will eventually support our research efforts to reduce the need for further investment capital.  Instead of spending all our efforts on research into therapeutic products that will require a lengthy development and regulatory path, ISC has created an alternative pathway to revenue and is working on additional sources.

Progress in Research Products.   We have begun the process of generating revenue though the sale of human cell culture research products (the picks and shovels of stem cell research) through our wholly owned subsidiary, Lifeline Cell Technology.

Although sales of Lifeline brand products are still small, they have increased at an average month-to-month rate of 100% between January and May 2008 and have already exceeded 2007’s entire year’s revenue by 193%.  Lifeline plans on more than doubling its product offerings before the end of July 2008.  New distribution channels are being opened in Japan and first sales are expected in Japan this month.

We expect soon to expand our business to include research products derived from stem cells. Lifeline recently announced a letter of intent to create and sell unique human stem cell lines using both our proprietary parthenogenetic stem cells and US-government approved stem cell lines through a collaboration with BioTime, Inc., led by leading stem cell researcher Dr. Michael West.  Lifeline and BioTime are actively producing lines at this time.

Progress in Toxicity Testing.  Lifeline’s human corneal toxicology model has the potential to measure corneal damage caused by products splashed into the eye in a manner not available to the market today.  The product prototype is in development and will require validation that will take place in 2008.  This product addresses a test method that will be required by the European Union in 2009 and addresses a market need estimated to exceed one hundred million dollars annually.

We also hope soon to be able to introduce a toxicity-testing model for testing the impact on the human liver of drugs being developed by major pharmaceutical companies. When developed, this would eliminate the need to use test cells derived from cadaver livers (which are often of poor quality or diseased and therefore unusable) and addresses another market that we estimate exceeds one hundred million dollars per year.

Summary.  The technical environment in the stem cell field can be confusing.  New technologies, discoveries and claims seem to arise weekly in the stem cell field. The uniqueness of ISC is that it is the only company that can routinely and economically produced pluripotent stem cells that generate cells that will not be immune rejected by large segments of the population and do not involve the destruction of fertilized embryos.  ISC also has the manufacturing knowledge and capacities to take advantage of its discoveries and it is actually generating revenue today.

As a reading of our published financial statements will reveal, ISC has suffered from the lack of available capital for micro-cap companies, which has severely impacted our cash reserves. This is a significant risk to our company and management is keenly aware of the need to strengthen our balance sheet and is using its very best efforts to address this issue. Although we have no control over the capital markets and have no way of knowing what factors ultimately affect the stock market, we believe that these capital issues have also contributed significantly to ISC’s currently disappointing market valuation and have caused the achievements we have made be largely ignored by the market.

As this update shows, ISC is making huge strides and is very focused on becoming the leading source of cells for therapy.  We appreciate your support and welcome your questions.

Sincerely,

/s/ Jeffrey Janus

Jeffrey Janus
President

This newsletter includes forward looking statements, including without limitation statements, estimates and projections with respect to the anticipated future business and performance of the Company, product development goals and strategies, and clinical trial expectations. Forward-looking statements reflect various assumptions of management, which assumptions may or may not prove to be correct, and are intended solely to convey our current expectations or predictions about the future performance of the Company. These forward-looking statements are inherently subject to risks and uncertainties, including the uncertainties inherent in clinical trials and product development programs, competitive and regulatory developments, the availability of capital and the application of available capital among competing uses, and other risks described in our filings with the SEC. This is not an offer to sell, nor a solicitation to buy, any security.